UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 369-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement

On September 5, 2017, MEI Pharma, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Presage Biosciences, Inc. (“Presage”). Under the terms of the Agreement, Presage grants to the Company exclusive worldwide rights to develop, manufacture and commercialize Voruciclib, a clinical-stage, oral and selective cyclin-dependent kinase (CDK) inhibitor, and related compounds. In exchange, the Company will pay Presage near-term payments of up to $2.9 million and additional potential payments of up to $181 million upon the achievement of certain development, regulatory and commercial milestones. With respect to the first indication, an incremental $2.0 million payment, due upon dosing the first subject in the first registration trial will be owed to Presage, for total payments of $4.9 million up to receipt of marketing approval of the first indication by the U.S., E.U. or Japan. The Company will also pay mid-single-digit tiered royalties on the net sales of any product successfully developed. As an alternative to milestone and royalty payments related to countries in which the Company sublicenses product rights, the Company will pay to Presage a tiered percent (which decreases as product development progresses) of amounts received from such sublicensees.

The Agreement has a term commencing on the effective date and continuing, on a country-by-country basis, until the later of the date (i) of expiration of patents licensed by Presage to the Company in such country, or (ii) of expiration of regulatory exclusivity in such country.

The Company will be solely responsible for the global commercialization of products and shall be solely responsible for the costs related thereto.

The Company has the right to terminate the Agreement upon 90 days’ prior written notice. If at any time following the second anniversary of the effective date, the Company has not taken certain actions towards the development of Voruciclib (other than for regulatory reasons or a need to manufacture clinical trial material) and there are no other related products or compounds for which material development activities are being undertaken, or with respect to which material commercialization activities are being undertaken, by the Company for a period of at least 18 months, Presage may terminate this Agreement upon written notice to the Company.

If either party materially breaches the Agreement, the non-breaching party may terminate the Agreement, if the breach is not cured within 60 days of receiving written notice of the breach.

If either party files or institutes bankruptcy, reorganization, liquidation or receivership proceedings, is the subject of involuntary bankruptcy proceedings, or assigns a substantial portion of the assets for the benefit of creditors, the other party may terminate the Agreement, if such proceeding is not dismissed within 60 days of the filing. Presage may also terminate the Agreement in the event that the Company challenges any of the licensed patents.

If the Agreement is terminated by the Company (other than as a result of an uncured material breach of the Agreement by Presage), the parties have an obligation, at Presage’s election, to negotiate in good faith an agreement by which the Company would grant an exclusive worldwide license to the patents and know how developed by the Company in connection with the development and commercialization of products and the Company shall transition the development of products to Presage and wind down any commercialization of products over a 12 month period. The Agreement also provides the Company with certain rights in connection with a termination of the Agreement resulting from the bankruptcy, reorganization, liquidation or receivership of Presage, including a right of first refusal in connection with the proposed sale of Presage’s rights and interest in products to a third party.

The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Item 8.01	Other Events

On September 5, 2017, the Company issued a press release regarding the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release of MEI Pharma, Inc. dated September 5, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: September 6, 2017

Exhibit Index

Exhibit No.	Description

99.1	Press release of MEI Pharma, Inc. dated September 5, 2017